TODD SHIPYARDS CORPORATION

ANNOUNCES U.S. NAVY AWARD OF FIVE YEAR OVERHAUL CONTRACT ON AIRCRAFT CARRIERS

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...August 26, 2008...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been awarded a contract by the United States Navy ("Navy") to provide long-term overhaul and maintenance to the Nimitz Class aircraft carriers (CVN) homeported or assigned for maintenance in Puget Sound.  The contract consists of multiple contract options for planned incremental availabilities (PIA's) and docking planned incremental availabilities (dPIA's) for the USS LINCOLN (CVN 72), USS STENNIS (CVN 74), USS NIMITZ (CVN 68), and the USS REAGAN (CVN 76).  The availabilities extend through the last PIA and dPIA ending in 2013. The work to be performed includes non-nuclear ship repair, alteration and maintenance. The work will be performed by the Todd Pacific workforce or Todd Pacific's subcontractors at the Puget Sound Naval Shipyard in Bremerton, Washington, the Naval Station in Everett, Washington, or Todd Pacific's shipyard in Seattle, Washington.

The work will be performed under a cost-plus-award-fee contract and represents the third such contract for aircraft carrier maintenance awarded to Todd Pacific. The first such contract was awarded in 1999 and the second in 2004.  Todd Pacific will be supported in this effort by various regional suppliers and subcontractors.

The total value of all options, if exercised by the Navy, is not determinable until the work under each option is defined.  There is no assurance that all options will be exercised, in whole or in part.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.